Exhibit 10.66

BLUE STAR FOODS CORP.

DIRECTOR SERVICE AGREEMENT

This Director Service Agreement (the “Agreement”) is made and entered into as of April 20, 2022, between Blue Star Foods Corp., a Delaware corporation (the “Company”), and _____________________, an individual (the “Director”).

1. SERVICES

A. Service on the Board of Directors. The Director shall has been selected for appointment as a director on the Company’s Board of Directors (the “Board”), commencing April 20, 2022 (the “Commencement Date”) and continuing until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination of this Agreement in accordance with Section V hereof.

B. Director Services. The Director shall serve a as a member of the Board to direct the business of the Company in accordance with the Certificate of Incorporation and Bylaws of the Company, as may be amended from time-to-time, Delaware General Corporation Law, applicable securities law, rules and regulations of Nasdaq, and all other laws, rules and regulations applicable to the Company and its business (“Governing Documents”). The Director shall devote such time and attention to the business and affairs of the Company as is necessary to perform such Director’s duties as a Director in a faithful and competent manner. Director shall further comply with all policies and codes of conduct which the Company shall determine are necessary for the proper functioning of its business. The Director shall be expected to attend Board meetings, which shall be convened, from time to time, as needed, in person or telephonically. In addition, the Board may establish committees for which it may delegate certain duties to the Director (all of the services described in this Section I(B) to be referred to, collectively, as the “Director Services”).

II. COMPENSATION

A. Expense Reimbursement. The Director shall pre-approve with the Company any expenses related to the Director Services rendered by Director on behalf of the Company (including reasonable travel, and other out-of-pocket expenses). Once approved, the Company shall reimburse the Director for all such expenses within 10 days of receipt of written evidence of such reasonably incurred expenses.

B. Equity Fees to Director. The Company agrees to issue the Director a pro rata annual stock grant of $25,000.00 of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for each year’s service as a Director. The number of shares of Common Stock to be issued shall be based on the closing sale price on the final trading day of the calendar year and be issued to the Director within the 10 calendar days of the new calendar year.

C. Additional Equity Fees for Committee Chairmanships and Participation. As additional compensation for the Director’s service as a chairman of a committee of the Board, or as a member of a committee of the Board, if applicable, the Director shall receive an additional pro rata annual stock grant (a “Committee Grant”). The number of shares of Common Stock to be issued shall be based on the closing sale price on the final trading day of the calendar year and issued to the Director within the 10 calendar days of the new year.

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●	For service as chairman of the Audit Committee – a grant of $15,000 of Common Stock.

●	For service as chairman of the Compensation Committee – a grant of $10,000 of Common Stock

●	For service as chairman of the Nominating and Governance Committee – a grant of $7,500 of Common Stock.

●	For service as a member of any of the committees above– a grant of $5,000 of Common Stock.

Stock Options. On the Commencement Date, the Company will grant to the Director an option to purchase 25,000 shares of Common Stock, at an exercise price of $2.00 per share. The shares of Common Stock subject to the option shall vest and become exercisable by the Director in equal quarterly installments of 1,250 shares during the Term of the option. In the event that the Director ceases to be a member of the Board prior to the end of a year of service, all unvested shares subject to the option awarded hereunder shall be forfeited. Any shares subject to the option which have vested as of the date the Director ceases to serve as a member of the Board will be forfeited unless exercised within 90 days from the date of such termination. The stock option granted to the Director shall be exercisable on a cash basis and have a five (5) year term (the “Term”).

D. Director and Officer Liability Insurance. The Company’s director and officer liability insurance policy shall provide Director with coverage for damages and losses incurred in connection with the Director’s lawful acts when providing Director Services.

III. DUTIES OF DIRECTOR

A. Fiduciary Duties. In providing Director Services, the Director shall have a fiduciary duty to the Company and its shareholders. Director shall be attentive and informed of all material facts regarding a decision before taking action. In addition, the Director’s actions shall be motivated solely by the best interests of the Company and its shareholders.

B. Confidentiality. The Director acknowledges that the Company has devoted substantial time and effort and resources to developing the Company’s business, operations and customers, and that during the course of the Director’s service on the Board, the Director will necessarily become acquainted with proprietary and confidential information relating to the Company and its business operations, including its trade secrets, processes, methods of operation and other information, which the Company regards as confidential (collectively, “Confidential Information”). The Director acknowledges and agrees that the Confidential Information is of incalculable value to the Company and that the Company would suffer damage if any of the Confidential Information was improperly disclosed.

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The Director covenants and agrees that the Director will not, at any time during or after the termination of the Director’s relationship with the Company, regardless of whether termination is initiated by either the Director or the Company, reveal, divulge, or make known to any person or entity and maintain in strict confidence any Confidential Information made known to the Director or of which the Director has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Director, except and to the extent that such disclosure is necessary to carry out the Director Services. The Director further covenants and agrees that the Director shall retain all Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any Confidential Information to any other person or entity and the Director will not make use thereof in an independent business except to the extent that any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Director.

C. Return of the Company Property. All papers, documents, materials or other property of the Company furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”) are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. The Director agrees to certify in writing that the Director has so returned or destroyed all such the Company Property.

IV. COVENANTS OF DIRECTOR

A. Non-Competition. For so long as the Director is a member of the Board and for one (1) year thereafter (the “Non-Compete Period”), the Director shall not directly or indirectly, be employed by, own, manage, own, control, participate in, consult with, render services for, or in any other manner engage in any business which is competitive with the Company’s business in any market in which the Company is operating, or is considering operating at any time when the Director is serving on the Board. Nothing in this Section IV will be deemed to prohibit the Director from being a passive owner of less than 5% of the outstanding stock of a corporation engaged in a competing business as described above of any class which is publicly traded, so long as Director has no direct or indirect participation in the business of such entity.

B. No Conflict. The Director represents and warrants to the Company that the Director is not a party to or bound by any director, employment, noncompete or confidentiality agreement with any other person or entity or any other agreement which would conflict with, prevent or limit the Director’s ability to enter into this Agreement or perform the Directors obligations hereunder.

C. Noninterference with Business. During the Non-Compete Period, the Director agrees not to interfere with the business of the Company in any manner. and agrees not to solicit or assist any other person or entity to solicit, directly or indirectly, any business (other than for the Company) from any entity or person or induce, directly or indirectly, any employee, independent contractor, customer, supplier or other business relation of the Company to terminate or breach his or her employment, contractual or other relationship with the Company or in any way interfere with such relationship between such third party and the Company.

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D. Mutual Non-Disparagement. The Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying, or endorsing any disparaging remarks, derogatory statements or comments about the other party hereto. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to any claim or complaint against either party without the mutual consent of each of them, to be given in advance of any such statement.

V. TERM AND TERMINATION

A. Term. Unless earlier terminated as set forth below, this Agreement is effective on the Commencement Date and shall continue for one year from the Commencement Date and shall automatically renew for successive one (1) year terms unless either party notifies the other party in writing within 30 days prior to the end of the then current term of its desire not to renew the Agreement. Upon each annual renewal, and in the absence of a written agreement to the contrary:

1.	The Director shall receive Equity Fees to Director, set forth in Section II(B), Additional Equity Fees for Committee Chairmanships and Participation, set forth in Section II(C), and Stock Options, set forth in Section II(D).

2.	The Director shall continue to be reimbursed for expenses as set forth in Section II(A).

B. Termination. This Agreement, and the Director Services provided hereunder, shall terminate:

1.	at any time upon thirty (30) days prior written notice by the Director of his resignation;

2.	upon the close of any shareholder’s meeting for the election of directors, if the Director is not re-elected to the Board by the Company’s shareholders at such meeting;

3.	automatically if, at any time, the Director becomes disqualified under the terms of any Governing Document; or

4.	upon a determination by a majority of the Board (not including the Director), that:

●	the Director has committed a breach of any of Director’s obligations or made a material misrepresentation under this Agreement;

●	the Director is or has become prohibited by any Governing Document, law, regulation, or rule applicable to the Company from serving as a member of the Board;

●	the Director has become unable to provide Director Services hereunder due to physical or mental incapacity or disability as determined by the Board in its good faith judgment.;

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●	the Director’s repeated failure to provide Director Services as reasonably directed by the Board or the Director’s is guilty of any willful misconduct or negligence with respect to the Company or its affiliates in the discharge of the Director’s duties hereunder;

●	the Director’s actions or omissions bring the name or reputation of the Company, or any of Company’s affiliates into public disgrace or disrepute or prejudices the business interests of the Company or any of its affiliates which includes officer/directors/subsidiaries; or

●	the Director’s commission of a felony, or a crime involving moral turpitude, or the commission of any other act or omission involving dishonesty, disloyalty, or fraud with respect to the Company;

C. Notwithstanding the above, the provisions of Sections III and IV of this Agreement, will survive the termination or expiration of the Agreement.

VI. MISCELLANEOUS

A. Assignment. Neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

B. No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

C. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by e-mail or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

To the Company:

John Keeler, Chairman & CEO

3000 NW 109th Avenue, Miami, Florida 33172

E-Mail: jkeeler@bluestarfoods.com

To Director:

Email: ____________

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D. Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Florida, without regard to conflicts of law principles thereof.

E. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

F. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by the Director for the Company. Nothing in this Agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or shareholders from removing the Director from the Board or any committee in accordance with the provisions of applicable law.

G. Amendments. This Agreement may only be amended, modified, or changed by an agreement signed by the Company and the Director.

H. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BLUE STAR FOODS CORP.

Name:	John Keeler
Title:	Chairman & CEO

DIRECTOR

Name

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